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                                                                    EXHIBIT 99.1



ADSTAR COMPANY CONTACT: Jeff Baudo, 310-577-8255, jbaudo@adstar.com
ADSTAR MEDIA CONTACT: Kevin Wilson, 513-885-5520, kwilson@kevinwilsonpr.com



FOR IMMEDIATE RELEASE

  ADSTAR RECEIVES NASDAQ LETTER REGARDING NON-COMPLIANCE WITH THE MINIMUM PRICE
       REQUIREMENT FOR CONTINUED INCLUSION IN THE NASDAQ SMALLCAP MARKET

MARINA DEL REY, CALIF. - February 24, 2005 - AdStar, Inc. (NasdaqSC: ADST, ADSTW), today announced that it received a letter from the NASDAQ Stock Market on February 18, 2005 indicating that for 30 consecutive trading days the bid price for its common stock had closed below the $1.00 per share minimum required for continued inclusion under NASDAQ Marketplace Rule 4310(c)(4). Pursuant to applicable NASDAQ rules, AdStar has been provided a 180 day grace period until August 17, 2005 to regain compliance by having the bid price of its common stock close at $1.00 per share or more for a minimum of 10 consecutive business days.

ABOUT ADSTAR, INC.

AdStar, Inc. (Nasdaq: ADST - News, ADSTW - News) is the leading provider of e-commerce transaction software and services for the advertising and publishing industries. AdStar's proprietary suite of e-commerce services includes remote ad entry software and web-based ad transaction services, as well as payment processing and content processing solutions that are provided through its Edgil Associates subsidiary, the industry's largest supplier of automated payment processing services. AdStar's ad transaction infrastructure powers classified ad sales for more than 40 of the largest newspapers in the United States, the Newspaper Association of America's bonafideclassifieds.com, CareerBuilder, and a growing number of other online and print media companies. EdgCapture, Edgil's automated payment process solution, is currently employed by call centers at more than 100 of the nation's leading newspaper and magazines. AdStar is headquartered in Marina del Rey, Calif., and its Edgil office is located in North Chelmsford, Mass. For additional information on AdStar, Inc., visit www.adstar.com.

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FORWARD LOOKING STATEMENTS

This release contains forward-looking statements concerning the business and services of the Company. Actual results may differ from those projected or implied by such forward-looking statements depending on a number of risks and uncertainties including, but not limited to, the following: historical business has already matured, new online business is unproven and may not generate expected revenues, and Internet security risks. Other risks inherent in the business of the company are described in Securities and Exchange Commission filings, including the company's annual report on Form 10-KSB. The company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.


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